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                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

EXHIBIT 15






To Delta Air Lines, Inc.:


We are aware that Delta Air Lines, Inc. has incorporated by reference in its Registration Statement Nos. 2-94541, 33-30454, 33-65391, 333-16471, 333-49553,
333-58647, 333-92291 and 333-94991 in its Form 10-Q for the quarter ended December 31, 1999, which includes our report dated February 4, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.




/s/ Arthur Andersen LLP
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Atlanta, Georgia
February 7, 2000